Exhibit (d)(9)

FORM OF
STOCKHOLDER TENDER AND VOTING AGREEMENT

among

     [NAME OF STOCKHOLDER],

GINGKO ACQUISITION CORP.

and

GINGKO CORPORATION

Dated as of October __, 2003

TABLE OF CONTENTS

ARTICLE I

TENDER OF SHARES; VOTING; EXPIRATION

Section 1.1	Tender of Shares	1
Section 1.2	Voting	2
Section 1.3	Expiration	2
Section 1.4	Conditions to Agreements in this Article I	2

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

Section 2.1	Valid Title	3
Section 2.2	Authority; Non-Contravention	3
Section 2.3	Total Shares	3
Section 2.4	Finder’s Fees	3
Section 2.5	Proxy	3

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Section 3.1	Corporate Power and Authority	4

ARTICLE IV

COVENANTS OF THE STOCKHOLDER AND PARENT AND PURCHASER

Section 4.1	Covenants of the Stockholder	5
Section 4.2	Further Assurances; Certain Confidentiality Obligations of Parent	5

ARTICLE V

MISCELLANEOUS

Section 5.1	Expenses	6
Section 5.2	Specific Performance	6
Section 5.3	Notices	6
Section 5.4	Amendments and Waivers	7

Section 5.5	Assignment	7
Section 5.6	GOVERNING LAW	7
Section 5.7	Counterparts	8
Section 5.8	Interpretation	8
Section 5.9	Stop Transfer Restriction	8
Section 5.10	Entire Agreement; No Third Party Beneficiaries	8
Section 5.11	Validity	8
Section 5.12	Nonsurvival of Representations and Warranties	8
Section 5.13	Jurisdiction; WAIVER OF JURY TRIAL	8

– ii –

FORM OF STOCKHOLDER TENDER AND VOTING AGREEMENT

     STOCKHOLDER TENDER AND VOTING AGREEMENT dated as of October __, 2003 (as the same may be amended from time to time, this “Agreement”) among Gingko Corporation, a Delaware corporation (“Parent”), Gingko Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), and [Name of Stockholder] (the “Stockholder”), a beneficial owner of Company Common Stock of Information Resources, Inc., a Delaware corporation (the “Company”).

     WHEREAS, Parent and Purchaser have entered into the Agreement and Plan of Merger dated as of September 7, 2003 with the Company (as the same is to be amended in accordance with Section 1.4, the “Merger Agreement”), pursuant to which (a) Purchaser has commenced a tender offer for all of the outstanding Company Common Stock and (b) after successful completion of that tender offer, it is expected that Purchaser will be merged with and into the Company, in each case in accordance with the terms and conditions of the Merger Agreement;

     WHEREAS, in order to induce Parent and Purchaser to agree to the amendments to the CVR Agreement that have been made on and as of the date hereof increasing the Base CVR Percentage from 60% to 68%, Parent and Purchaser have requested that the Stockholder enter into, and the Stockholder has agreed to enter into, this Agreement;

     WHEREAS, the Stockholder, Parent and Purchaser desire to make certain representations, warranties, covenants and agreements in connection with this Agreement; and

     WHEREAS, capitalized terms used, but not defined, in this Agreement shall have the respective meanings assigned to those terms in the Merger Agreement.

     NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
TENDER OF SHARES; VOTING; EXPIRATION

     Section 1.1      Tender of Shares. Subject to Section 1.4

          (a)      promptly, but in any event no later than two business days, after the date of this Agreement, the Stockholder shall tender (or cause the relevant record holder(s) to tender) in the Offer, and not withdraw or cause to be withdrawn, all shares of Company Common Stock currently beneficially owned by the Stockholder and any of its affiliates and any additional shares of Company Common Stock with respect to which the Stockholder or any of its Affiliates becomes the beneficial owner after the date of this Agreement (collectively, the “Subject Shares”); and

          (b)      if the Stockholder or any of its affiliates acquires any additional Subject Shares after having previously tendered its Subject Shares pursuant to the preceding sentence, then the Stockholder shall also tender (or shall cause its affiliates to tender), and not withdraw or cause to be withdrawn, those Subject Shares promptly after the acquisition of those shares and in any event before the then scheduled Expiration Date.

     Section 1.2      Voting. If the Subject Shares of the Stockholder or any of its affiliates have not been previously accepted for payment and paid for by Purchaser pursuant to the Offer or, after the consummation of the Offer, the Stockholder or any of its affiliates acquires any additional (or at that otherwise beneficially owns) any Subject Shares, then the Stockholder hereby agrees that at any meeting of the stockholders of the Company, however called, or in any written consent in lieu thereof, it shall, or shall cause the record holder(s) of the Subject Shares then owned by the Stockholder or any of its affiliates to, vote all of those Subject Shares (i) in favor of the Merger and (ii) against any actual or proposed action, agreement or transaction that would impede, interfere with, delay, postpone, discourage or adversely affect the Merger, the Offer or any other transaction contemplated by or in connection with the Merger Agreement or the CVR Agreement.

     Section 1.3      Expiration. This Agreement and the rights and obligations of the respective parties hereto under this Agreement shall terminate, and be of no further force or effect, on the earliest to occur of (a) the Effective Time, (b) the termination of this Agreement by written notice from Purchaser to the Stockholder, (c) the termination of the Merger Agreement in accordance with its terms and (d) December 15, 2003 (if the Acceptance Date has not previously occurred) or February 29, 2003 (if the Acceptance Date has previously occurred). The parties hereto further agree that this Agreement shall remain in full force and effect even if the Merger Agreement, the CVR Agreement and/or the Declaration of Trust is amended, unless any such amendment is material to the Stockholder in which event this Agreement and the rights and obligations of the Stockholder under this Agreement shall terminate, and be of no further force or effect, on and as of the date of that amendment, unless Parent and Purchaser shall have obtained the prior written consent of the Stockholder for that amendment; provided that it is understood and agreed that any reduction in the Offer Price or the Merger Consideration shall be deemed to be material to the Stockholder for purposes of this sentence. Sections 5.1, 5.3, 5.6, 5.8, 5.10, 5.11, 5.12 and 5.13 of this Agreement shall survive any termination of this Agreement pursuant to this Section 1.3.

     Section 1.4      Condition to Agreements in this Article I. The rights and obligations of the parties under this Amendment shall be subject to the satisfaction of the condition precedent that Parent, Merger Sub and the Company shall have entered into an amendment to the Merger Agreement and the CVR Agreement that provides that the Base CVR Percentage shall be equal to 68%. Once the parties shall have entered into any such amendment, this Agreement, and all of the parties’ rights and obligations under this Agreement, shall have full force and effect.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

     The Stockholder represents and warrants to Parent and Purchaser as follows:

     Section 2.1      Valid Title. The Stockholder and/or one or more of its affiliates is (are) the sole, true, lawful and beneficial owner of its Subject Shares with no restrictions on any rights of disposition, voting or transfer pertaining thereto.

     Section 2.2      Authority; Non-Contravention. The Stockholder has the requisite organizational power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Stockholder and the consummation by it of the transactions contemplated by this Agreement have been duly authorized by all necessary action (including any consultation, approval or other action by or with any other person). This Agreement has been duly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder, enforceable against it in accordance with its terms, subject, as to enforceability, to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance and similar laws relating to creditors’ rights and to general principles of equity. The execution and delivery of this Agreement by the Stockholder does not, and the consummation of the transactions contemplated of it by this Agreement and compliance by it with the provisions of this Agreement will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any lien upon any of its properties or assets under, any provision of applicable law or regulation or of any agreement, judgment, injunction, order, decree or other instrument binding on the Stockholder. No consent, approval, order or authorization of, or registration, declaration or filing with or exemption by any Governmental Entity is required by or with respect to it in connection with its execution and delivery of this Agreement or the consummation by it of the transactions contemplated by this Agreement, except for applicable requirements, if any, under the Exchange Act and the rules and regulations thereunder.

     Section 2.3      Total Shares. Except to the extent of any Subject Shares acquired by the Stockholder or any of its affiliates after the date hereof (which shall become Subject Shares of the Stockholder upon that acquisition), the Stockholder and its affiliates beneficially own in the aggregate the number of shares of Company Common Stock that is set forth on the signature page hereto opposite its name, and those shares are the only shares of Company Common Stock beneficially owned by it or any such affiliates on the date of this Agreement.

     Section 2.4      Finder’s Fees. No investment banker, broker or finder is entitled to a commission or fee from Parent, Purchaser, the Company or any of their respective affiliates in respect of this Agreement based upon any arrangement or agreement made by or on behalf of the Stockholder.

     Section 2.5      Proxy. None of the Subject Shares of the Stockholder are subject to any voting agreement or proxy on the date of this Agreement, except as expressly contemplated by this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF
PARENT AND PURCHASER

     Parent and Purchaser represent and warrant to the Stockholder that:

     Section 3.1      Corporate Power and Authority; Non-Contravention. Parent and Purchaser each have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Purchaser and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of each of Parent and Purchaser. This Agreement has been duly executed and delivered by each of Parent and Purchaser and constitutes a valid and binding obligation of each of Parent and Purchaser, respectively, enforceable against each of them in accordance with its terms, subject, as to enforceability, to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance and similar laws relating to creditors’ rights and to general principles of equity. The execution and delivery of this Agreement by Parent and Purchaser and the consummation by each of them of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action (including any consultation, approval or other action by or with any other person). This Agreement has been duly executed and delivered by each of Parent and Purchaser and constitutes a valid and binding obligation of Parent and Purchaser, enforceable against each such Person in accordance with its terms, subject, as to enforceability, to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance and similar laws relating to creditors’ rights and to general principles of equity. The execution and delivery of this Agreement by Parent and Purchaser does not, and the consummation of the transactions contemplated of it by this Agreement and compliance by it with the provisions of this Agreement will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any lien upon any of its properties or assets under, any provision of applicable law or regulation or of any agreement, judgment, injunction, order, decree or other instrument binding on either of them. No consent, approval, order or authorization of, or registration, declaration or filing with or exemption by any Governmental Entity is required by or with respect to either Parent or Purchaser in connection with their execution and delivery of this Agreement or the consummation by either of them of the transactions contemplated by this Agreement, except for applicable requirements, if any, under the Exchange Act and the rules and regulations thereunder.

ARTICLE IV
COVENANTS OF THE STOCKHOLDER AND PARENT AND PURCHASER

     Section 4.1      Covenants of the Stockholder.

         (a)      Except as expressly contemplated by the terms of this Agreement, the Stockholder shall not:

(i)	sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any Subject Shares (or any interest therein) of the Stockholder or any of its affiliates to any person, other than Purchaser or Purchaser’s designee. Any attempted transfer or other disposition in violation of this Section 4.1(a)(i) shall be null and void;

(ii)	enter into, or otherwise subject any Subject Shares of the Stockholder or any of its affiliates to, any voting arrangement, whether by proxy, voting agreement, voting trust, power-of-attorney or otherwise, with respect to any Subject Shares; or

(iii)	take any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated to be performed by it hereunder.

          (b)      The Stockholder hereby irrevocably and unconditionally waives, and agrees to prevent the exercise of, any rights of appraisal or rights to dissent in connection with the Merger that he may have with respect to any Subject Shares of the Stockholder or any of its affiliates.

     Section 4.2      Further Assurances; Certain Confidentiality Obligations of Parent. The Stockholder will take all further actions that Parent or Purchaser may from time to time reasonably request for the purpose of giving effect to the transactions contemplated by this Agreement. Parent and Purchaser acknowledge that the identity of the Stockholder is confidential information. [Accordingly, Parent and Purchaser shall keep that confidential information in confidence and not disclose it to any third party without the prior written consent of the Stockholder, except that Parent and Purchaser may: (i) disclose the information to its officers, directors, attorneys, accountants or financial advisors who need to know it for the purpose of completing the Merger Agreement and who agree to keep it confidential; (ii) make any disclosures that may be required under the Securities Act of 1933, the Securities Exchange Act of 1934, the rules or regulations promulgated under either such Act or otherwise by the Securities and Exchange Commission; and (iii) note in press releases and public statements that certain stockholders, in addition to Abrams Capital LLC, have agreed to tender their shares of Company Common Stock, so long as no such press release or public statement identifies the Stockholder by name as being one of such stockholders. If Parent or Purchaser is required to make a disclosure under (ii) above,

Parent and Purchaser will notify Stockholder in advance of such disclosure.] [This restriction only appears in one of the agreements.]

ARTICLE V
MISCELLANEOUS

     Section 5.1      Expenses. All costs and expenses incurred by any party in connection with this Agreement shall be paid by the party incurring that cost or expense.

     Section 5.2      Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties will be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

     Section 5.3      Notices. All notices and other communications hereunder will be in writing and will be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as is specified by like notice):

(a)	if to Purchaser or Parent to:

Gingko Acquisition Corp. c/o Symphony Technology Group. 4015 Miranda Avenue 2nd Floor Palo Alto, California 94304 Attention: Managing Partner Facsimile: (650) 935-9501

with copies to:

Davis Polk & Wardwell 450 Lexington Avenue New York, New York 10017 Attention: John D. Amorosi Facsimile: (212) 450 3010

(b)	if to the Stockholder, to it at the address or facsimile number found under the Stockholder’s name on the signature pages hereof, with copies to:

or to any other address or facsimile number as that party may hereafter specify for this purpose by notice to the other parties. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received before 5 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

     Section 5.4      Amendments and Waivers. This Agreement (or any right, remedy or obligation hereunder) may not be modified, amended, altered or supplemented or waived, except (a) in the case of a modification, amendment, alteration or supplement, upon the execution and delivery of a written agreement executed by each of the parties hereto or (b) in the case of a waiver, by delivery of a written instrument executed by the party(ies) against which the waiver is to be effective.

     Section 5.5      Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of each of the other parties and any such purported assignment without such prior written consent shall be null and void; provided, however, that Purchaser and Parent may assign this Agreement and any of their respective rights, interests and obligations hereunder to any of their respective direct or indirect Subsidiaries without such prior written consent, but no such assignment shall relieve either such party of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. The Stockholder agrees that this Agreement and its obligations hereunder shall attach to the Subject Shares of the Stockholder and its affiliates and shall be binding upon any person or entity to which legal or beneficial ownership of those Subject Shares shall pass, whether by operation of law or otherwise, including, but not limited to, the Stockholder’s heirs, guardians, administrators, successors or investors.

     Section 5.6      GOVERNING LAW. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE, EXECUTED, DELIVERED AND PERFORMED WHOLLY WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO ANY APPLICABLE PRINCIPLES OF CONFLICTS OF LAW.

     Section 5.7      Counterparts. This Agreement may be executed in two or more counterparts, all of which will be considered one and the same agreement and will become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     Section 5.8      Interpretation. When a reference is made in this Agreement to a Section, such reference will be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement they will be deemed to be followed by the words “but not limited to”. As used in this Agreement, the term “affiliate” shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

     Section 5.9      Stop Transfer Restriction. In furtherance of this Agreement, the Stockholder shall and hereby does authorize Purchaser’s counsel to notify the Company’s transfer agent that there is a stop transfer restriction with respect to all of the Subject Shares of the Stockholder and its affiliates (and that this Agreement places limits on the voting and transfer of those shares).

     Section 5.10      Entire Agreement; No Third Party Beneficiaries. This Agreement (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person, other than the parties hereto, any rights or remedies hereunder.

     Section 5.11      Validity. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provisions hereof, which will remain in full force and effect. Upon any determination that any term or other provision is invalid or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible under applicable law.

     Section 5.12      Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement will survive the Effective Time or any termination of this Agreement. This Section 5.13 shall not limit any covenant or agreement of a party that by its terms expressly contemplates performance after the Effective Time.

     Section 5.13      Jurisdiction; WAIVER OF JURY TRIAL. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of those courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on that party as provided in Section 5.3 shall be deemed effective service of process on such party. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Remainder of page intentionally left blank.]

     IN WITNESS WHEREOF, Parent, Purchaser and the Stockholder have caused this Agreement to be signed, in the case of Parent and Purchaser, by their respective officers thereunto duly authorized, as of the date first written above.

GINGKO CORPORATION

By:__________________________ Name: Title:

GINGKO ACQUISITION CORP.

By:__________________________ Name: Title:

Number of Shares Owned	[NAME OF STOCKHOLDER]

By:__________________________ Name: Title: Address: Facsimile No.